UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2007

DIGITAL ANGEL CORPORATION
 (Exact name of registrant as specified in its charter)

Delaware	1-15177	52-1233960
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 Villaume Avenue, South St. Paul, Minnesota	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 455-1621

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2007, the Compensation Committee of the Board of Directors of Digital Angel Corporation (the “Company” or “Digital Angel”) approved an increase in compensation for Lorraine Breece, the Company’s Acting Chief Financial Officer, Vice President, and Treasurer and Applied Digital Solutions, Inc.’s (“Applied Digital”) Senior Vice President, Acting Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary. Ms. Breece’s salary was increased from $150,000 per year to $210,000 per year and the Compensation Committee confirmed that she is eligible to receive a 60% of base salary target bonus under the Company’s Incentive Bonus Plan, consistent with other Company executives.

In addition, if Ms. Breece is terminated without cause or if her position is relocated away from the South Florida area, she will be entitled to a severance benefit equal to one times her annual salary and target bonus.  The issuance of any severance benefit is subject to the execution of a general release by Ms. Breece at the time of separation. The Company reserved the right pay the target bonus portion of the severance payment as a lump sum, or in Company common stock, which would be subject to price protection for three months following the issuance.

Pursuant to a reimbursement arrangement between the Company and Applied Digital, the Company reimburses Applied Digital for one-half of Ms. Breece’s compensation.

Item 8.01 Other Events.

At the Special and Annual Meeting of Stockholders held on November 27, 2007, the Company adjourned the meeting to give stockholders additional time to consider the proposal to approve and adopt the Agreement and Plan of Reorganization (the “Merger Agreement”) to 10:00 a.m., Eastern Standard Time, on December 7, 2007 at the Company’s offices at 1690 S. Congress Avenue, Delray Beach, Florida.  However, in order to give stockholders additional time to consider Amendment No. 1 to the Merger Agreement, the Company held the December 7, 2007 meeting for the sole purpose of adjourning the meeting. The reconvened meeting will be held at 10:00 a.m., Eastern Standard Time, on December 21, 2007 at the Renaissance Boca Raton Hotel, 2000 N.W. 19th Street, Boca Raton, Florida, to consider the proposal to approve and adopt the Merger Agreement, as amended. The record date for stockholders entitled to vote at the reconvened meeting remains September 28, 2007.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

On August 9, 2007, Applied Digital and Digital Angel issued a joint press release announcing the signing of the Merger Agreement, pursuant to which Digital Angel Acquisition Corp. will be merged with and into Digital Angel, with Digital Angel surviving and becoming a wholly-owned subsidiary of Applied Digital (the “Merger”). Upon the consummation of the Merger, each outstanding share of Digital Angel’s common stock not currently owned by Applied Digital will be converted into 1.4 shares of Applied Digital’s common stock.

In connection with the Merger, Applied Digital filed with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus of Applied Digital and Digital Angel. The Registration Statement was declared effective on October 5, 2007. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully because they contain important information about Applied Digital, Digital Angel and the proposed transaction. The Joint Proxy Statement/Prospectus and other relevant materials, and any other documents filed with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov). In addition, investors and security holders may obtain a free copy of other documents filed by Applied Digital or Digital Angel by directing a written request, as appropriate, to Applied Digital at 1690 South Congress Avenue, Suite 200 Delray Beach, Florida 33445, Attention: Investor Relations, or to Digital Angel at 490 Villaume Avenue, South St. Paul, Minnesota 55075, Attention: Investor Relations. Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Participants in Solicitation

Applied Digital, Digital Angel and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction is included in the Joint Proxy Statement/Prospectus referred to above. Additional information regarding Applied Digital’s directors and executive officers is also included in Applied Digital’s proxy statement (Form DEF 14A) for the 2007 annual meeting of its stockholders, which was filed with the SEC on May 4, 2007. These documents are available free of charge at the SEC’s website (www.sec.gov) and by contacting Investor Relations at the addresses above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: December 7, 2007	By:	/s/ Patricia M. Petersen

	Name:	Patricia M. Petersen
	Title:	Vice President, General Counsel and Secretary